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                                                                   EXHIBIT 10.34

                              EMPLOYMENT AGREEMENT

          THIS EMPLOYMENT AGREEMENT dated as of April 1, 2002 (the "Agreement"), is entered into by and between Petro Holdings, Inc., a Minnesota corporation (the "Company") and Angelo Catania (the "Executive").

                                    RECITALS

          WHEREAS, the Executive has been employed by the Company for many years, most recently as the Regional Vice President of the Company's Mid-Atlantic Region; and

          WHEREAS, the Company wishes to retain the services of the Executive as its President and the Executive desires to continue to render services to the Company in such capacity;

          WHEREAS, the Company and the Executive deem it to be in their respective best interests to enter into an agreement providing for the Company's employment of the Executive on the terms and conditions set forth below; and

          NOW, THEREFORE, in consideration of the foregoing and the mutual covenants, representations, agreements, and promises set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

                                    AGREEMENT

          1.   Employment

               1.1 Term. The Company agrees to employ the Executive as President of the Company and the Executive agrees to accept such employment, for an initial term commencing as of April 1, 2002 and ending on April 1, 2007 or for such longer term as the Company and the Executive may agree. Not withstanding the foregoing, between January 1, 2006 and June 30, 2006 the Executive may give the Company notice of the pending expiration of the term and if such notice is given, the term will automatically be extended for one year unless the Company gives notice to the Executive on or before September 30, 2006 of its election not to extend the term , in which event the term shall end on the last day of the initial

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term. If this Agreement is extended, then between January 1 and June 30 of each extension year the Executive may give the Company notice of the pending expiration of the term and if such notice is given, the term will automatically be extended one year unless the Company gives notice by September 30 that year of its election not to extend the term. The initial term plus any extended term(s), if applicable, is referred to herein as the "Term".

               1.2 Duties. During the Term, the Executive shall perform such duties and functions as are assigned to him by the Chief Executive of the Company and the Executive shall adhere to all of the Company's policies and procedures. The Executive shall report directly to the Chief Executive Officer.

               1.3 Time Devoted to Employment. The Executive agrees to devote his entire working time, attention and efforts to the Company and its subsidiaries, use his best, good faith efforts to promote the success of the Company's business, and cooperate fully with the Chief Executive Officer in the advancement of the best interests of the Company. Among the duties of the Executive will be the completion of the Organizational Re-Engineering/Call Center Project ("Project") currently underway and it is anticipated that the Executive will be required to devote up to 25% of his time to oversee the completion of that project until it is completed or abandoned.

               1.4 Location of Employment. The Executive's principal place of employment shall initially be at the Company's principal executive offices located in Stamford, CT. However, it is contemplated that the Company may move its offices to another location within a 45 mile radius of New York City in (the "Greater New York Metropolitan Area") and if such move is made, then Executive's principal place of employment will be at the new location.

               1.5 Moving Expenses. The Company will pay (i) all reasonable packing and moving expenses associated with moving the Executive's possessions from his home in Brielle, New Jersey to a new home selected by the Executive nearer to the executive offices of the Company (ii) all closing costs and expenses (including reasonable attorneys fees and normal brokerage commissions) associated with the sale of his present home and the purchase of his new home plus (iii) up to $5,000 as may be required to reduce the fixed mortgage rate on the Executive's new home to 6%. Until such move is accomplished the

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Company will pay the reasonable cost of renting a furnished two bedroom apartment for the Executive in or around Stamford, Connecticut or in proximity to any new office established by the Company. The Company will pay for such furnished apartment beginning on April 1, 2002 and continuing for a period which ends 6 months after the date on which the Company has advised the Employee of its intention not to move its executive officers from Stamford, CT or actually moves its executive offices to a new location, whichever occurs first.

          2.   Compensation.

               2.1 Base Salary; Bonus. As compensation for services rendered hereunder, the Company shall pay the Executive an annual base salary of $325,000 or such higher amount as the Company, in its sole judgment and discretion, may provide during the Term (the "Annual Base"). Executive shall be entitled to receive a bonus targeted of up to $100,000 for each 12 month period ending September 30 during the Term ("Targeted Bonus"). The Chief Executive Officer will review Executive's performance on an annual basis (normally on or about October 15) to determine what percentage of this Targeted Bonus he shall actually receive, based upon objectives established prior to the beginning of each fiscal year of the Company taking into account the Company's overall performance, Executive's individual job performance and other factors deemed appropriate by the Chief Executive Officer. The Targeted Bonus for the April 1, 2002 to September 30, 2002 period shall be a prorated portion of the $100,000 annual amount and shall be based upon performance objectives that are established prior to April 5, 2002. For the period between January 1, 2002 and March 31, 2002, the Executive shall be compensated at the annual rate of $240,000 per annum and shall receive a pro rated bonus for the short period October 1, 2001 to March 31, 2002 based upon the bonus program in effect for the 2001 fiscal year. The Annual Base shall be paid over the year in a manner consistent with the Company's payment of executive salaries. The bonus shall be paid to Executive each January following the end of each fiscal year. The Executive shall be entitled to a success bonus of $300,000 upon the successful completion of the Project, or, if the Project is abandoned prior to its completion he shall receive a bonus of $150,000 in lieu of the success bonus. The Project shall be deemed to be successfully completed if substantially all customers of the Company on April 1, 2002 (other than Meenan and Bayside Customers) are properly

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serviced from one or two call centers on or before October 15, 2003; or such later date as agreed to by the Chief Executive Officer.

               2.2 Benefits. The Executive will be eligible to participate in the Company's employee benefit plans as in effect from time to time made generally available to senior executive employees of the Company including medical, dental, life insurance, and 401(k) plan, all in accordance with Company policies, as well as a company car.

               2.3 Withholding. The Company shall make such deductions and withhold such amounts from each payment made to the Executive under this Agreement as may be required from time to time by law, governmental regulation or order and in accordance with the Company's customary payroll practices.

               2.4 Senior Subordinated Units. The Executive shall be granted 8,000 Senior Subordinated Units per year under the Company's Employee Unit Incentive Plan for the fiscal years ending September 30, 2002, September 30, 2003 and September 30, 2004

          3.   Termination of Employment.

               3.1 Termination. The Executive's employment hereunder may be terminated prior to the end of the Term of this Agreement under the following circumstances:

               (a) Death. The Executive's employment hereunder shall terminate upon his death.

               (b) Disability. If, as a result of the incapacity of the Executive due to physical or mental illness which constitutes "disability" under any disability plan maintained by the Company of which the Executive is a participant, the Executive shall have been absent from the full-time performance of his duties with the Company for six (6) months during any eighteen (18)-month period, his employment may be terminated by the Company for "Disability."

               (c) Cause. Termination by the Company of the employment of the Executive for "Cause" shall mean termination based upon the Executive's (i) willful breach or willful neglect of his duties and responsibilities, (ii) conviction (or plea of noto contendere) of a felony occurring on or after the execution of this Agreement, (iii) material breach of this Agreement or any other Agreement to which the Executive and the Company are parties (iv) violation of any material Legal Requirement (as defined in Section 6.2 below),
(v) material

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breach of his duty of loyalty or fiduciary duties, or (vi) failure to comply with the Company's reasonable orders or directives; provided, however, that in the case of any act or failure to act described in sub-sections (i), (iii),
(iv), (v) or (vi) above, such act or failure to act shall not constitute Cause if, within twenty (20) business days after Notice of Termination is given to the Executive by the Company, the Executive has corrected such act or failure to act, to the satisfaction of the Chief Executive Officer or the Chief Executive Officer is otherwise satisfied that termination of the Executive's employment is not in the best interests of the Company.

               (d) Good Reason. The Executive may terminate his employment during the Term of this Agreement for "Good Reason." Good Reason shall mean (i) a requirement that Executive relocate to an area outside of the Greater New York Metropolitan Area (ii) a substantial change in Executive's duties and responsibilities or (iii) within the period of sixty (60) days following a Change in Control, any termination of the Executive's employment for any reason, either by the Executive or by the Company; however, in the case of any act described in subsections (i) or (ii), such act or failure to act shall not constitute Good Reason if after Notice of Termination is given by the Executive to the Company, the Company has corrected such act or failure. "Change in Control" shall mean (i) if the present members of Star LLC no longer have the right to elect a majority of the Board of Directors of Star LLC or any successor entity (iv) Star LLC or such successor entity is no longer the general partner of Star Gas Propane LP or (iii) Star Gas LLC ceases for any reason to have the indirect power to elect a majority of the Board of Directors of the Company.

               3.2 Date of Termination. "Date of Termination" shall mean (a) the expiration of the Term, (b) if the Executive's employment is terminated due to his death, the date of his death, (c) if the Executive's employment is terminated due to the Executive's Disability, ten (10) days after Notice of Termination is given to the Executive, and (d) if the Executive's employment is otherwise terminated by the Company or by the Executive, the date upon which the for Cause or Good Reason event occurs or such other date set forth in the Notice of Termination. Nothing in this Section shall be deemed to diminish the Company's right to cause the Executive to cease performing his duties and responsibilities as a President and employee of the Company at any time ("Termination Without Cause"), or to limit either party's right to give a Notice of Termination at any time during the Term of this Agreement.

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               3.3  Notice of Termination. Any purported termination of the
Executive's employment by the Company or by the Executive shall be communicated by written Notice of Termination to the other party hereto in accordance with Paragraph 7.4 of this Agreement. For purposes of this Agreement, a "Notice of Termination" shall mean a written notice which shall indicate the specific termination provision in this Agreement relied upon, and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated.

          4.   Compensation Upon Termination.

               4.1 Disability. During any period in which the Executive fails to perform his full-time duties with the Company as a result of incapacity due to physical or mental illness, the Executive shall be compensated as follows:
(a) the Executive shall continue to receive his Annual Base at the rate in effect at the commencement of any such period less any compensation payable to the Executive under the applicable disability insurance plan of the Company during such period, until the Executive's employment is terminated pursuant to
Section 3 of this Agreement; and (b) the Company shall pay to the Executive following such termination, in the same regular payments as theretofore as if the Executive continued his employment with the Company, the lesser of (i) one
(1) year's Annual Base salary, and (ii) the unpaid amount of Annual Base for the remaining balance of the Term of the Agreement; which payments shall be reduced by any payments for disability under the Company's insurance and other benefit programs. Thereafter, the Executive's benefits shall be only as provided under the Company's insurance and other benefits programs then in effect in accordance with the terms of such programs.

               4.2 Death. In the event the Executive's employment is terminated by reason of his death all earned, but unpaid amounts of Annual Base, if any, to which the Executive was entitled as of the Date of Termination shall be paid in accordance with the terms of this Agreement to the Executive's beneficiary, or, if no beneficiary has been designated by the Executive in a written notice prior to his death, to the Executive's estate. Thereafter, the Company shall have no further obligations to the Executive's beneficiary or estate under this Agreement.

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               4.3  Termination for Cause or by The Executive Without Good
Reason. In the event the Executive's employment is terminated by the Company for Cause or by the Executive without Good Reason, the Company shall pay the Executive all earned, but unpaid amounts of his Annual Base, if any, to which the Executive was entitled as of the Date of Termination and the Company shall have no further obligations to the Executive under this Agreement.

               4.4 Termination Without Cause or by Executive for Good Reason. In the event the Executive's employment is terminated by the Company without Cause or by the Executive for Good Reason, the Company shall pay the Executive all earned, but unpaid amounts of his Annual Base, if any, to which the Executive was entitled as of the Date of Termination. In addition, the Company shall pay to the Executive promptly after the Date of Termination (i) if the Date of Termination occurs during the initial term, a single payment of $480,000 or (ii) if the Date of Termination occurs after the initial term, an amount equal to the Annual Base then in effect.

          5.   Restrictive Covenants.

               5.1 Confidential Information. The Executive acknowledges that during his employment with the Company, he shall be exposed to or given access to Confidential Information (as defined below in Section 6.1). The Executive agrees, without limitation in time or until such information shall become public other than by the Executive's unauthorized disclosure (except as necessary or appropriate in connection with the performance by the Executive of his duties or as required by law), to maintain the confidentiality of the Confidential Information and refrain from divulging, disclosing, or otherwise using for his benefit or for the benefit of others in any respect the Confidential Information to the detriment of the Company and any of its subsidiaries, affiliates, successors or assigns, or for any other purpose or no purpose. Notwithstanding the foregoing, there shall be no prohibition against the Executive using the general skill and knowledge which he has acquired as an employee of the Company.

               5.2 Ownership of Intellectual Property. The Executive acknowledges and agrees that all work performed, and all ideas, concepts, materials, products, software, documentation, designs, architectures, specifications, flow charts, test data, programmer's notes, deliverables, improvements, discoveries, methods, processes, or inventions, trade secrets or

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other subject matter related to the Company's business (collectively,
"Materials") conceived, developed or prepared by him, alone or with others, during the period of his employment or other relationship with the Company in written, oral, electronic, photographic, optical or any other form, are the property of the Company and its successors or assigns, and all rights, title and interest therein shall vest in the Company and its successors or assigns, and all Materials shall be deemed to be works made for hire and made in the course of his employment or other relationship with the Company. To the extent that title to any Materials has not or may not, by operation of law, vest in the Company and its successors or assigns, or such Materials may not be considered works made for hire, the Executive hereby irrevocably assigns all rights, title and interest therein to the Company and its successors or assigns. All Materials belong exclusively to the Company and its successors or assigns, with the Company and its successors or assigns having the right to obtain and to hold in its or their own name, copyrights, patents, trademarks, applications, registrations or such other protection as may be appropriate to the subject matter, and any extensions and renewals thereof. The Executive hereby grants to the Company and its successors or assigns an irrevocable power of attorney to perform any and all acts and execute any and all documents and instruments on his behalf as the Company and its successors or assigns may deem appropriate in order to perfect or enforce the rights defined in this Section. Executive further agrees to give the Company and its successors or assigns, or any person designated by the Company and its successors or assigns, at the Company's or its successors' or assigns' expense, any assistance required to perfect or enforce the rights defined in this Section. Executive shall communicate and deliver to the Company and its successors or assigns promptly and fully all Materials conceived or developed by him (alone or jointly with others) during the period of his employment or other relationship with the Company and its successors and assigns.

               5.3  Covenant Not to Compete.

               (a) For a period commencing on April 1, 2002 and continuing until 19 months after the termination of the Executive's employment with the Company, The Executive shall not in any city, town or county in any state of the United States, where the Company or any of its subsidiaries, affiliates, successors or assigns engages in the sale or distribution at retail of #2 fuel oil (the "Business"), directly or indirectly, do any of the following:

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                    (i) engage in the Business for the Executive's own account;

                    (ii) enter the employ of, or render any services to or for, any entity that is engaged in the Business; or

                    (iii) become involved in any entity engaged in the Business in any capacity, including as an individual, partner, member, shareholder, officer, director, principal, employee, agent, investor, trustee or consultant.

          Notwithstanding the foregoing, the Executive may own, directly or indirectly, solely as a passive investment, securities of any entity traded on any national securities exchange or automated quotation system if the Executive is not a controlling person of, or a member of a group which controls, such entity and does not, directly or indirectly, beneficially own 5.0% or more of any class of securities of such

               (b) Noninterference. For a period commencing on April 1, 2002 and continuing until 19 months after the termination of the Executive's employment with the Company, the Executive shall not, directly or indirectly, do any of the following: solicit, induce, or attempt to solicit or induce any person known by the Executive to be an employee or consultant of the Company or its subsidiaries, affiliates, successors or assigns, to terminate his or her employment or other relationship with the Company or any of its subsidiaries, affiliates, successors or assigns.

               (c) Nonsolicitation. For a period commencing on April 1, 2002 and continuing until 19 months after the termination of the Executive's employment with Company, the Executive shall not directly or indirectly, solicit, induce, or attempt to solicit or induce any person or entity then known to be a customer, vendor, supplier, distributor or consultant of the Company or any of its subsidiaries, affiliates, successors or assigns (a "Customer or Supplier") to terminate his, her or its relationship with the Company, or any of its subsidiaries, affiliates, successors or assigns for any purpose.

          The provisions of this Section shall be in addition to and not in limitation of the provisions of any other agreement which the Executive has or may sign for the benefit of the Company.

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               5.4  Return of Documents and Other Property. At the end of the
Term or upon termination of the Executive's employment, the Executive shall return to the Company all of its property, equipment, documents, records, lists, files and any and all other Company materials including, without limitation, computerized or electronic information that is in the Executive's possession as of the Date of Termination (the "Company Property"). The Company Property shall be delivered to the executive officers of the Company, at the Executive's expense, within five (5) business days after the Date of Termination. Unless otherwise agreed by the Company in writing, the Executive shall not retain any Company Property.

               5.5 Reasonableness of Restrictive Covenants. The Executive agrees that, due to the uniqueness of his skills and abilities and the uniqueness of the confidential information that he will possess in the course of his employment with the Company, the covenants set forth herein are reasonable and necessary for the protection of the Company. Nevertheless, if it shall be determined that such covenants are unenforceable in that they are too broad as to their scope or geographical coverage, then the parties hereby confer upon any appropriate court the power to limit such scope or geographical coverage such that they will be enforceable.

               5.6 Irreparable Injury. The Executive acknowledges that the covenants contained in this Section 5 and the Executive's services under this Agreement are of a special and unique character, which gives them a peculiar value to the Company, the loss of which may not be reasonably or adequately compensated for by damages in an action at law, and that a material breach or threatened breach by him of any of the covenants contained in this Agreement will cause the Company irreparable injury. the Executive therefore agrees that the Company shall be entitled, in addition to any other right or remedy, to a temporary restraining order, preliminary and permanent injunctions and any other appropriate equitable remedy that prevents the Executive from breaching this Agreement, without the necessity of proving the inadequacy of monetary damages or the posting of any bond or security, enjoining or restraining the Executive from any such violation or threatened violation.

          6. Definitions. For purposes of this Agreement, the following terms have the meanings specified or referred to in this Section 6:

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               6.1  "Confidential Information" shall mean (i) any and all Trade
Secrets, product specifications, compositions, designs, sketches, photographs, graphs, drawings, samples, inventions and ideas, past, current and planned research and development, current and planned manufacturing and distribution methods and processes, current and anticipated customer requirements, marketing and product procurement plans, price lists, market studies, business plans, computer software and programs (including object code and source code), computer software and database technologies, systems, structures and architectures (and related processes, formulae, compositions, improvements, devices, know-how, inventions, discoveries, concepts, ideas, designs, methods and information), of the Company and any other information, however documented, of the Company that is a Trade Secret; (ii) any and all information concerning the business and affairs of the Company (which includes historical financial statements, financial projections and budgets, historical and projected sales, capital spending budgets and plans, the names and backgrounds of key personnel, personnel training and techniques and materials), however documented; and (iii) any and all notes, analysis, compilations, studies, summaries, and other material prepared by or for the Company containing or based, in whole or in part, on any information included in the foregoing.

               6.2 "Legal Requirement" shall mean any federal, state, local, municipal, foreign, international, multinational, or other administrative order, constitution, law, ordinance, principle of common law, regulation, statute, or treaty.

               6.3 "Trade Secret" shall mean all technology, know-how, proprietary processes and formulas, customer lists, software, technical information, data, process technology, plans, drawings, and blue prints owned used, or licensed by the Company as licensee or licensor.

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          7.   Miscellaneous.

               7.1 Successors and Assigns; Binding Agreement. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, personal representatives, successors and assigns; provided, that the duties of the Executive hereunder are personal to the Executive and may not be delegated or assigned by him.

               7.2 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Connecticut.

               7.3 Waivers. The waiver by either party hereto of any right hereunder or any failure to perform or breach by the other party hereto shall not be deemed a waiver of any other right hereunder or of any other failure or breach by the other party hereto, whether of the same or a similar nature or otherwise. No waiver shall be deemed to have occurred unless set forth in a writing executed by or on behalf of the waiving party. No such written waiver shall be deemed a continuing waiver unless specifically stated therein, and each such waiver shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future or as to any act other than that specifically waived.

               7.4 Notices. All notices and communications that are required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given when delivered personally or by overnight courier, as follows:

                           If to the Company, to:

                           Petro Holdings, Inc.
                           2187 Atlantic Street
                           Stamford, CT 06902
                           Attn: Chief Executive Officer

                           And

                           Phillips Nizer Benjamin Krim & Ballon LLP
                           666 Fifth Avenue
                           New York, New York 10103-0084
                           Attn: Alan Shapiro, Esq.

                           If to the Executive, to:

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                           Angelo Catania
                           633 Valley Road
                           Brielle, NJ 08730

or to such other address as may be specified in a written notice personally delivered, faxed or mailed by overnight courier or registered or certified mail, postage prepaid, return receipt requested, given by one party to the other party hereunder.

               7.5 Severability. If for any reason any term or provision of this Agreement is held to be invalid or unenforceable, all other valid terms and provisions hereof shall remain in full force and effect, and all of the terms and provisions of this Agreement shall be deemed to be severable in nature. If for any reason any term or provision containing a restriction set forth herein is held to cover an area or to be for a length of time which is unreasonable, or in any other way is construed to be too broad or to any extent invalid, such term or provision shall not be determined to be null, void and of no effect, but to the extent the same is or would be valid or enforceable under applicable law, any court of competent jurisdiction shall construe and interpret or reform this Agreement to provide for a restriction having the maximum enforceable area, time period and other provisions (not greater than those contained herein) as shall be valid and enforceable under applicable law.

               7.6 Amendment: Cancellation. This Agreement may not be amended or cancelled except by mutual agreement of the parties in writing (without the consent of any other person) and, so long as the Executive lives, no person, other than the Company, its successors and assigns and the Executive shall have any rights under or interests in this Agreement or the subject matter hereof.

               7.7 Descriptive Headings. The parties hereto agree that the headings of the several paragraphs of this Agreement are inserted for convenience only and shall not in any way affect the meaning or construction of any provision of this Agreement.

               7.8 Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto, and supersedes all prior oral and/or written understandings and/or agreements between the parties hereto relating to the subject matter hereof.

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          IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date and year first above written.

                                           PETRO HOLDINGS, INC.


                                           By: _________________________________
                                               Name:   Irik Sevin
                                               Title:  Chief Executive Officer


                                           _____________________________________
                                           Angelo Catania

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